UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2014

First Colombia Gold Corp.
 (Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Paeso De Bernardez #95 FRACC, Lomas De Bernardez, Guadalupe 986 10, ZAC, Mexico
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  1-888-224-6561

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities.

On January 20, 2014, First Colombia Gold Corp (“the Company”) issued 2,000,000 shares of its Class B Preferred Convertible Stock (“Class B Preferred”), in exchange for the settlement of debt of approximately $20,000.00 to certain officers and directors of the Company.  The Class B Preferred shares were issued at a price of $0.01 per share.

Name	Relationship with Company	Number of Shares	Amount of Debt Settled

Peiro Sutti-Kyser	CEO & Director	1,000,000	$10,000

Gordan Sredl	Director	1,000,000	$10,000

In addition, the Class B Preferred Shares rank senior to the Company’s common stock, but lower than the Company’s Class A Preferred Shares.  The Class B Preferred Shares have voting rights equal to that number of common shares which is not less than 60% of the vote required to approve any action or any matter that common shareholders may vote.

The Class B Preferred Shares are convertible into shares of the Company’s common stock at a rate of $0.01 divided by a 5 day market average.  The Company does have the right, at its discretion, to redeem the Class B Preferred Shares at a price of $0.01 per share.

All of the above sales by the Company of its unregistered securities were made by the Company in reliance upon Section 4(2) and Regulation S of the Securities Act of 1933, as amended (the "1933 Act"). All of the individuals and/or entities that received the unregistered securities were known to the Company and its management, through pre-existing business relationships, as long standing business associates. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases.  All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 Changes in Control of Registrant.

In addition, the Class B Preferred Shares rank senior to the Company’s common stock, but lower than the Company’s Class A Preferred Shares.  The Class B Preferred Shares have voting rights equal to that number of common shares which is not less than 60% of the vote required to approve any action or any matter that common shareholders may vote.

The table bellows shows the ownership of our officers and directors and those holders of our Class A Preferred Convertible Shares with a voting percentage greater then 5%:

Name	Number of Shares of Common	% of Common Stock Issued & Outstanding 6(1)	Number of Shares of Class A Preferred	% of Class A Preferred Shares Issued & Outstanding (2)	Number of Shares of Class B Preferred	% of Class B Preferred Shares Issued & Outstanding (3)	Total Voting Percentage

Officers & Directors:

Piero Sutti-Keyser, Chief Executive Officer & Director (4)	100,000	<0.01	4,545,600	11.14%	1,000,000	50.00%	31.36%
Gilberto Zapata, Chief Financial Officer & Director (5)	-0-	0%	2,000,000	4.90%	-0-	0%	0.00%
Gordon Sredl, Director (6)	-0-	0%	4,000,000	9.80%	1,000,000	50.00%	31.19%

Robert Van Tassel, Director	-0-	0%	-0-	0%	-0-	0%	0%

TOTAL	100,000	<0.01%	10,545,600	25.84%	1,000,000	100%	62.55%

(1)	Based upon 579,014,243 shares of common stock issued and outstanding on January 20, 2014.

(2)	Based upon 47,568,500 shares of Class A Preferred Shares issued and outstanding on January 20, 2014. Each Class A Preferred share is equivalent to 2 common shares.

(3)	Based upon 2,000,000 shares of Class B Preferred issue and outstanding.

(4)
Mr. Sutti-Kyser holds a total of 4,545,600 shares of Class A Preferred with a voting equivalent of 2,272,800 shares of common stock.  In addition, Mr. Sutti-Kyser holds a total of 1,000,000 shares of Class B Preferred with a voting equivalent of 173,704,723 shares of common stock or 30% of the issued and outstanding.

(5)	Mr. Zapata holds a total of 2,000,000 shares of Class A Preferred with a voting equivalent of 4,000,000 shares of common stock.

(6)
Mr. Sredl holds a total of 4,000,000 shares of Class A Preferred with a voting equivalent of 8,000,000 shares of common stock and 1,000,000 shares of Class B Preferred with a voting equivalent of 173,704,723 shares of common stock.

On January 20, 2014, Mr. Sutti-Kyser and Mr. Sredl entered into a Voting Agreement which provides that at any vote of the common stockholders during the time in which they hold shares of the Class B Preferred that they shall vote the shares collectively to ensure that persons designated by themselves shall be elected to the Company’s Board of Directors through the control of the common stock through the voting majority preference of the Class B Preferred Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 23, 2014

First Colombia Gold Corp.

By:	/s/ Piero Sutti-Keyser
Name:	Piero Sutti-Keyser
Title:	Chief Executive Officer